BELLTEL RETIREE
The Official Newsletter of NYNEX and Bell Atlantic Retirees
Spring 2001                                        Volume 17

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PROXY 2001   TAKE PART IN VERIZON GOVERNANCE WITH YOUR PROXY VOTE

     Soon you will have the opportunity to profoundly affect Verizon corporate governance. Within the next month, Verizon will be mailing shareholders proxy statements, annual reports and invitations to the 2001 Annual Meeting of Shareholders. By exercising our rights to vote our shares in a constructive manner, we as retirees can make our voices heard. As the largest yet-to-be combined shareholder population, we can vote together on our proxy proposals and exact real changes at Verizon.

     Last year, your Association and three of its officers put forth two proxy proposals that received impressive votes. Over 320 million shares (32.0 percent of all shares voted) were voted in favor of our "anti-golden parachute" proposal, and 278 million shares (27.0 percent of the votes cast) were in favor of our "independent director" proposal. The latter proposal caused the company to change the composition of the Board, making it more independent. This shows that our proxy proposals are causing Verizon to make real changes in their corporate governance, even when we garner less than a majority vote.

     It is clear that many of us have lost faith in the present senior management team and the Board of Directors. We believe that the two returning and one new proxy proposals that we are putting forth this year will help position our Association to show the strength of Verizon retirees united.

     Therefore, the Officers and the Board of Directors of the Association of BellTel Retirees Inc. ask you to do your part by exercising one of the following options and encouraging your friends and family who own shares of Verizon to do the same:

     OPTION 1.) Sign and date your proxy and send it to the Association to be voted, as a block, at the Annual Meeting.

     OPTION 2.) Mark your proxy, voting on the various proposals as recommended below. Sign, date, and return it in a self-addressed envelope.

     If you choose OPTION 1.):

     a.) There is no need to vote on the proposals. We will do that for you.

     b.) Sign and date the Proxy and send it to:
                  Association of BellTel Retirees
                          P.O. Box 33
                    Cold Spring Harbor, NY 11724

     If you choose OPTION 2.):

     a.) Vote "FOR" the proposition "Board Composition," requiring a change in the corporate by-laws to provide that the Board consist of a majority of truly independent directors and to have no more than two directors who are current or former senior executive officers of Verizon.

     b.) Vote "FOR" the proposition, "Executive Severance Agreements," which requires the company's Board of Directors to seek shareholder approval for all future or renewed severance agreements with the companyOs top executive officers, which provide more generous pay-outs than the Senior Management Retirement Plan available to other senior managers.

     c.) Vote "FOR" the proposition, "Executive Compensation
Calculation*," to exclude pension credits from performance-based pay formulas, which would prevent executives from earning inflated bonuses because of phantom earnings gained from profits on the pension fund.

     d.) Vote on the other propositions according to your own conscience.

     e.) Sign and date your proxy and return it in a self-addressed envelope.

     If you have any questions regarding this matter, call us at:
(631) 367-3067.

     *At press time, we believed this would be the name assigned by the company.


PROXY 2001   -- Executive Compensation Calculation*:
      Exclude Pension Credits From Performance-Based Pay Formulas

     It's bad enough that the company uses interest earnings from the pension funds to bolster Verizon's earnings -- showing phantom profits to Wall Street that cannot be used to buy back stock, fund capital investments, or for other operating purposes. Bloomberg revealed that a significant portion of net operating income reported by both Bell Atlantic and G.T.E. (which merged to form Verizon) for 1999 was not cash flow from operations, but rather "pension credits" from paper gains on assets held in the company pension plan. "In March [2000], Bell Atlantic showed that its pension fund accounted for $846 million, or about 13%, of its 1999 pretax income. At G.T.E., the gains were even bigger: $1.08 billion, almost 17% of its pretax income for the year," the article reported.

     This year, Association President, Bill Jones, and Board Member Joe Ristuccia, and his wife, Ann are proposing a new proxy resolution. It would stop Verizon executives, who are wrongly earning record high bonuses as a direct result of profits arising from the retiree pension benefit fund, from reaping personal benefits. This abuse is occurring while the company's loyal retirees struggle to get by with their inadequate retirement benefits. We urge all of our members to support this proxy proposal by voting for excluding pension credits from performance-based pay formulas.

     While retirees are experiencing cutbacks in healthcare benefits and erosion of pension spending power due to lack of cost of living adjustments, Verizon executives are reaping high bonuses as a direct result of this unfair treatment of retirees. If pension credits are excluded from performance-based pay formulas, executives would not be able to earn high bonuses from interest earnings of the pension fund, and they would thus have less incentive to hoard the overfunded pension fund. Executive officers should not be encouraged to use the pension surplus for anything other than much needed and long overdue cost-of-living adjustments for retirees.

     This proxy matter is of utmost importance to the economic futures of our members because the pension fund needs to be used strictly for its original purpose -- to provide retirement benefits to the company's retirees. The record-high pension surplus should be used for the sole benefit of retirees and workers, not as a vehicle for executives to seek higher personal bonuses.

     *At press time, we believed this would be the named assigned by the company.

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PROXY 2001 -- EXECUTIVE SEVERANCE AGREEMENTS:
              REQUIRE VOTE ON "GOLDEN PARACHUTE" AGREEMENTS

     Last year's strong 32% approval on the proxy to require shareholder pre-authorization of "golden parachute" agreements has encouraged Association Board Member Bob Rehm to resubmit it at this year's shareowners meeting as it automatically qualifies for the proxy. This proxy argues that the outrageous severance agreements should require prior approval by a shareholder vote before being granted. We are asking all of our members to vote for this proxy resolution.

     "Golden parachutes" and "golden good-bye" agreements are among the most costly, wasteful and anti-shareholder forms of executive compensation. Our company's executive officers are covered by multi-million dollar parachute provisions that are triggered not just by a hostile change of control, but even by voluntary departures under a range of circumstances that we believe are contrary to stockholder interests.

     The 2000 Verizon merger proxy, for example, revealed that several senior executives had agreements promising multi-million-dollar payments if current co-CEO Ivan Seidenberg "is not elected Chairman of the Board" or "if there has been a 'change of control'" of Bell Atlantic (with "change of control" defined very broadly). The agreements gave executive officers Babbio, Cullen, Salerno and Young the option "to terminate his employment on grounds of constructive discharge following Charles
R. Lee's election" as Chairman and thereby walk away with millions of dollars in severance payments on top of their other extremely generous retirement benefits, according to the 2000 proxy.

     Compare this to the treatment of loyal retirees of Bell Atlantic/NYNEX, who have dedicated decades of their lives to the company only to have their pension buying power reduced and their health benefits withered away. "Golden parachute" agreements are not based on the years dedicated to the company or on service records. Without shareholder approval, these "golden parachute" severance agreements create potential conflicts of interest and undermine shareholder confidence that executive pay is properly aligned with long-term interests of the shareholders.

     If this proxy proposal receives a majority vote, these inflated compensation packages would need pre-approval from the Verizon shareholders. This process would temper outrageous "golden parachute" deals from draining necessary operating funds, without shareholder approval.

PROXY 2001 -- BOARD COMPENSATION:
              REQUIRE MAJORITY OF INDEPENDENT DIRECTORS

     Association Board Members, John Parente and John Sellen, are resubmitting the proxy resolution to amend the company by-laws to require a majority of independent directors on the Verizon Board of Directors. In order to ensure that shareholders get fair representation on the board, we ask that our Association membership vote for the proxy proposal to require a majority of independent directors.

     After a 27% show of support for this proxy resolution at last year's Board Meeting, up from 19% the previous year, Verizon agreed with our position and eliminated some directors who were not independent. Further, they reduced the number of senior executives on the Board from six to two. While we were delighted in winning such a concession, the changes are not enough because the board still does not have a majority of independent directors, and the company has not amended the by-laws to require a truly independent board.

     As it stands, the Board cannot make independent decisions based on the best interests of Verizon's shareholders. Instead, decisions are controlled by the majority of directors who might be easily influenced by the wishes of senior managers. A reorganization of the Board would be a movement in the direction toward greater fairness in Directors' decisions, free from excessive influence of corporate management.

     Currently, no more than half of the 16 members of the Board -- and arguably less than half -- are outside directors truly independent of management. In addition to the two-CEOs, six outside directors are considered non-independent due to board interlocks or because their own employer receives substantial grants, fees or business from the company, or did in the recent past. An example of an interlock is that co-CEO Seidenberg sits on the board that employs and sets the salary of board member Stafford. A ninth director, while technically independent, has an interlock similar to this example with a company officer.

     Our company has one of the least independent boards among large U.S. companies. The boards of 88% of S&P 500 companies have a majority of independent directors, according to a 1999 study by the impartial Investor Responsibility Research Center. Verizon should bring itself up to the standards of other corporations by updating the Board's composition to include a majority of independent directors. This proposal would also require Verizon's Board to consist of no more than two directors who are current or former senior executives of the company.

     Passage of this proposal would help retirees to receive more even-handed treatment by the company, rather than the self-serving treatment top management has exhibited in the past ten years.

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(PHOTOGRAPH)          PRESIDENT'S MESSAGE
                      by C. William Jones

     I wish all of you a Happy New Year. I hope that we can look back at the year 2001 and celebrate many accomplishments made possible by our working together.

     I first want to thank all of you who responded to my appeal to reach out and bring in new members. We have increased our rolls by about 2,000 since that appeal, largely because of your efforts. I hope that you will continue to pass on new names to us and talk up the importance of our mission. I also ask those who did not respond to my appeal to help yourself by helping us. Our power rests with our membership. More members equate to more influence -- both with our former employer and with Congress. If you need copies of our newsletter or our brochure just contact the Association office, we will be happy to send them to you.

     The next few months will be very important to all of us: our annual appeal for contributions, reintroduction of the Emergency
Retiree Health Benefits Protection Act, the Verizon Annual
Meeting of Shareholders and our own Annual Membership Meeting. I will touch on each item and explain why it is important.

     Our annual appeal for contributions was received by our membership in late January. We only make one appeal each year, and I thank all of you who have sent your contributions for 2001. Unlike many charitable organizations, we do not solicit contributions two or more times per year from those who respond to our first appeal. We do, however, remind those who do not make a contribution as to the importance of their financial support. The results of our annual appeal in the first few months determine the scope and extent of our programs for the year, so I urge you to send along your check, if you have not already done so.

     I hope by the time you receive this newsletter we have reintroduced the health-care bill. As you know, because it was introduced so late in the 106th Congress, it had little chance for passage. However, all of the letters, e-mails and calls to your representatives have paved the way for early action in the 107th Congress. Media coverage, including articles in the Wall Street Journal, Boston Business Journal, Boston Globe, AARP Bulletin, Plan Sponsor, HR Reporter and others have raised awareness of this important legislation. I urge you to redouble your efforts and continue to write, call and express the importance of this legislation to your Congressmen and Senators. A special edition newsletter will be out shortly providing more details on this important effort.

     On April 25, 2001, Verizon will be holding its Annual Shareholders Meeting in Memphis, Tennessee. Several board members from your Association will be there to present proxy proposals and to air important retiree issues with the Verizon shareholders, board and officers. This meeting is important to us because it is the only time we have each year to raise our issues, face-to-face, before all of the policy makers and the owners of the business. Please follow the instructions regarding the voting of your shares, which are outlined in another article and encourage your friends, relatives and neighbors to do the same. An impressive vote is essential. To those members who reside in the Memphis area, make it a priority to attend the meeting. I assure you that it will be very interesting, and we would love to meet you and have your support at the meeting.

     Finally, on May 11, 2001, your Association will hold its Annual Membership Meeting in Atlantic City. We would love to see you there. For those who have yet to attend one of our meetings, I can tell you that we receive extremely good feedback from attendees. It is our opportunity to face the membership, tell our story, and listen to your concerns and suggestions and to answer your questions. You will also have the opportunity to talk personally to your board members and catch up with old friends. Of course, Atlantic City offers a host of other diversions, before and after the meeting. I look forward to seeing you at the meeting.